UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 16, 2009

VOICE MOBILITY INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-27387
(Commission File Number)

33-0777819
(IRS Employer Identification No.)

100 - 4190 Lougheed Highway, Burnaby, British Columbia, Canada V5C 6A8
(Address of principal executive offices and Zip Code)

(604) 482-0000
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01           Entry into a Material Definitive Agreement.

On April 16, 2009, we entered into an exchange agreement with Voice Mobility Inc., our wholly-owned operating subsidiary, and seven persons holding an aggregate principal amount of CAN$6.7 million pursuant to a number of secured promissory notes issued by our operating subsidiary. Pursuant to the terms of the exchange agreement, and at the closing thereof, such holders have agreed to exchange the principal amount underlying the promissory notes for an aggregate issuance of 19,250,280 convertible preferred shares of our company at a rate of CAN$0.35 per preferred share. The convertible preferred shares will be convertible into common shares in the capital of our company on a one for one basis, subject to adjustment for certain corporate alterations such as stock splits and consolidations. The holders have agreed that, on the closing date, all accrued interest underlying the notes will be forgiven.

The closing of the exchange agreement is subject to the satisfaction of several conditions, including disinterested shareholder approval of the transaction at our company’s annual and special meeting to be held on June 11, 2009 and approval from the Toronto Stock Exchange. The closing is also conditional upon shareholders approving the alteration of our company’s Articles of Incorporation to increase the number of authorized preferred shares from one million to twenty million that may be issued by the directors in their discretion. On the closing date, our company intends to create a new series of preferred shares to be issued upon the closing of the exchange agreement which will be convertible into common shares on a one for one basis, retractable by the holder following the ten year anniversary from the date of grant at CAN$0.35 per share and redeemable by our company at any time upon 30 days notice at CAN$0.35 per share. The preferred shares will be non-voting and not entitled to dividends.

Our operating subsidiary has agreed to secure the potential redemption or retraction amount that may be payable by our company to the holders of the convertible preferred shares upon the redemption or retraction of such shares. Our operating subsidiary has agreed to grant a fixed security interest in favor of the holders in all personal property held by our operating subsidiary and a floating charge against all real and personal property held or later acquired by our operating subsidiary.

Pursuant to the terms of the exchange agreement, we have also agreed to grant registration rights to the holders of the preferred shares to register the common shares issuable upon the conversion of the preferred shares. Upon the closing of the exchange agreement, our company has agreed to enter into a registration rights agreement with each of the holders of the preferred shares to grant demand rights to such persons. Upon receiving a demand notice from such holders, our company is required to undertake commercially reasonable efforts to file a registration statement with the Securities and Exchange Commission within 60 days of receiving the notice and required to undertake commercially reasonable efforts to ensure the registration statement is declared effective within 120 days of receiving the notice. Our company is not subject to any penalties in the event we require additional time to file the registration statement or to ensure it is effective. The form of the registration rights agreement is set out as Schedule D to the exchange agreement.

Several of the holders of secured promissory notes are related parties to our company. William Laird and William Krebs are currently directors of our company. William Laird and his spouse currently hold promissory notes totaling CAN$1,996,325 and William Krebs and his spouse currently hold promissory notes totaling CAN$2,033,750. Upon the closing of the exchange agreement, William Laird and his spouse will be issued a total of 5,703,782 preferred shares and William Krebs and his spouse will be issued a total of 5,882,140 preferred shares, which may be convertible into common shares of our company at their discretion. These preferred shares are in addition to the common shares and other securities currently held by such persons as disclosed in periodic reports and insider reports filed with the Securities and Exchange Commission and publicly available for viewing at www.sec.gov.

For additional information related to the exchange agreement, please see the press release attached as exhibit 99.1 and the exchange agreement filed as exhibit 10.1 to this current report on Form 8-K.

Item 9.01            Financial Statements and Exhibits.

(d)           Exhibits

10.1	Exchange Agreement dated April 16, 2009.

99.1	Press Release dated April 17, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VOICE MOBILITY INTERNATIONAL, INC.

By:	/s/ Randy Buchamer
Randy G. Buchamer
Chief Executive Officer and Director
(Principal Executive Officer and
Principal Financial Officer)

Dated: April 21, 2009